Exhibit 23.1

KPMG LLP 505 Howard Street Suite 800 San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 26, 2026, except for the effects of the reverse stock split discussed in Note 13, as to which the date is October 5, 2026, with respect to the financial statements of TRex Bio, Inc., incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
October 9, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.